Exhibit 99.2

AEO Inc. Announces a Planned Leadership Transition

August 3, 2023

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced that Michael Rempell, Chief Operations Officer, has made the decision to leave the company in early fiscal 2024. After over 23 years with AEO, Michael has decided to pursue personal interests and spend more time with his family. The company has commenced a search for a successor and Michael will stay on to ensure a smooth and successful transition.

Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer commented, “For over two decades, Michael has been a valuable member of our executive team and I am grateful for his numerous contributions. He has been a strategic leader and instrumental in taking the company from $1 billion to over $5 billion in revenue, investing in technology and infrastructure that created AEO’s world class operations and made us an innovator in our space. Michael’s accomplishments have been substantial, including the launch and expansion of our successful and profitable digital channel; building an efficient and fluid sourcing capability; transforming our supply chain to compete on both speed and cost; and most recently, strengthening our store operations. He has had an extraordinarily positive and lasting impact on our organization and our people. As a result of Michael’s influence and leadership, we have a strong foundation in place which we will build upon for continued success.”

Michael Rempell commented, “This decision did not come easily. AEO is a wonderful company and has been a home away from home, where colleagues have become lifelong friends. It has truly been an honor and privilege to work alongside such remarkable talent and I know that I’m leaving the company in very good hands. I want to thank Jay for his incredible leadership, vision and guidance over the years and our board of directors for their tremendous support. Anchored by strong operations and the best brands in retail, I am certain that AEO’s brightest days are still ahead.”

In a separate release today, the company provided an update on second quarter results.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, Hong Kong and Japan, and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 260 international locations operated by licensees in approximately 30 countries. In 2022, AEO released its first annual Building a Better World report, which outlines two decades of ESG achievements through the company’s Planet, People and Practices initiatives. For more information, please visit www.aeo-inc.com.

CONTACT:

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